HOME EQUITY ASSET TRUST 2006-3

_______________________

DERIVED INFORMATION  [2/3/06]

[$1,375,500,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$1,389,500,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-3

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-127872.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this preliminary free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued.  Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Certificates until we have accepted your offer to purchase Certificates.  We will not accept any offer by you to purchase Certificates, and you will not have any contractual commitment to purchase any of the Certificates until after you have received the free writing prospectus provided to you prior to the time you enter into a contract of sale. You may withdraw your offer to purchase Certificates at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – Stated Income / Stated Assets Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 3/01/06 cutoff date.  Approximately 21.4% of the mortgage loans do not provide for any payments of principal in the first two, five or ten years following origination.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	1,091
Total Outstanding Loan Balance	$225,263,431*	Min	Max
Average Loan Current Balance	$206,474	$9,983	$768,000
Weighted Average Original LTV	77.6%**
Weighted Average Coupon	7.92%	5.50%	12.99%
Arm Weighted Average Coupon	7.88%
Fixed Weighted Average Coupon	8.42%
Weighted Average Margin	6.46%	3.92%	10.10%
Weighted Average FICO (Non-Zero)	643
Weighted Average Age (Months)	3
% First Liens	99.5%
% Second Liens	0.5%
% Arms	93.3%
% Fixed	6.7%
% of Loans with Mortgage Insurance	0.0%

*

Stated Income/ Stated Asset loans will compromise approximately [$227,625,000] of the total [$1,400,000,100] in collateral.

**

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Current Rate (%)	Loans	Balance	Balance	%	%	FICO
5.50 - 5.50	1	185,500	0.1	5.50	64.0	679
5.51 - 6.00	1	328,011	0.1	5.99	35.0	727
6.01 - 6.50	19	5,552,393	2.5	6.33	76.6	692
6.51 - 7.00	109	25,157,710	11.2	6.85	78.0	674
7.01 - 7.50	196	45,166,598	20.1	7.30	77.6	662
7.51 - 8.00	297	61,984,771	27.5	7.81	77.3	647
8.01 - 8.50	182	40,974,407	18.2	8.27	78.5	639
8.51 - 9.00	136	24,289,342	10.8	8.76	77.2	614
9.01 - 9.50	70	12,386,768	5.5	9.30	76.0	584
9.51 - 10.00	38	6,602,575	2.9	9.69	79.7	581
10.01 - 10.50	11	859,177	0.4	10.37	76.8	577
10.51 - 11.00	10	980,734	0.4	10.80	71.8	569
11.01 - 11.50	8	367,964	0.2	11.26	90.7	629
11.51 - 12.00	3	162,803	0.1	11.83	89.0	600
12.01 - 12.99	10	264,679	0.1	12.56	99.8	647
Total:	1,091	225,263,431	100.0	7.92	77.6	643

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
FICO	Loans	Balance	Balance	%	%	FICO
500 - 500	2	288,251	0.1	10.18	67.0	500
501 - 525	16	2,813,297	1.2	9.35	67.2	518
526 - 550	39	7,626,414	3.4	9.09	70.4	540
551 - 575	76	15,863,186	7.0	8.63	70.7	565
576 - 600	102	22,104,259	9.8	8.17	75.4	589
601 - 625	140	32,682,455	14.5	8.01	76.3	615
626 - 650	240	44,189,597	19.6	7.90	79.7	639
651 - 675	207	41,700,864	18.5	7.64	79.8	662
676 - 700	136	27,707,538	12.3	7.74	78.8	688
701 - 725	71	15,429,476	6.8	7.47	80.7	711
726 - 750	30	7,601,628	3.4	7.19	78.5	735
751 - 775	24	4,974,393	2.2	7.30	79.1	764
776 - 800	7	1,946,804	0.9	7.90	80.0	784
801 - 802	1	335,269	0.1	7.65	80.0	802
Total:	1,091	225,263,431	100.0	7.92	77.6	643

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
9,983 - 50,000	37	1,201,916	0.5	10.56	89.5	657
50,001 - 100,000	167	13,515,749	6.0	8.30	76.2	643
100,001 - 150,000	244	30,539,847	13.6	8.06	76.8	639
150,001 - 200,000	187	32,364,197	14.4	7.95	75.8	637
200,001 - 250,000	132	29,431,410	13.1	7.91	77.2	638
250,001 - 300,000	104	28,399,783	12.6	7.75	76.4	636
300,001 - 350,000	74	24,210,457	10.7	7.84	78.4	647
350,001 - 400,000	54	20,260,130	9.0	7.91	79.3	635
400,001 - 450,000	41	17,463,113	7.8	7.68	79.3	660
450,001 - 500,000	23	10,881,858	4.8	7.79	78.1	642
500,001 - 550,000	8	4,162,890	1.8	7.89	81.8	684
550,001 - 600,000	8	4,664,365	2.1	7.70	79.6	653
600,001 - 650,000	5	3,187,386	1.4	8.36	77.3	631
650,001 - 700,000	4	2,730,803	1.2	7.91	79.9	665
700,001 - 750,000	1	721,525	0.3	7.99	85.0	664
750,001 - 768,000	2	1,528,000	0.7	7.34	79.1	722
Total:	1,091	225,263,431	100.0	7.92	77.6	643

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Original LTV (%) *	Loans	Balance	Balance	%	%	FICO
15.46 - 50.00	29	4,562,076	2.0	7.91	39.0	619
50.01 - 55.00	14	2,396,147	1.1	8.33	53.0	585
55.01 - 60.00	31	6,830,461	3.0	7.88	58.2	587
60.01 - 65.00	46	9,670,871	4.3	7.81	63.1	608
65.01 - 70.00	59	11,448,966	5.1	8.01	68.9	605
70.01 - 75.00	93	21,494,393	9.5	8.14	74.0	607
75.01 - 80.00	633	127,925,058	56.8	7.78	79.8	662
80.01 - 85.00	83	22,220,500	9.9	8.16	84.5	626
85.01 - 90.00	69	16,977,652	7.5	8.16	89.8	645
90.01 - 95.00	2	671,276	0.3	7.17	95.0	714
95.01 - 100.00	32	1,066,032	0.5	11.19	99.9	669
Total:	1,091	225,263,431	100.0	7.92	77.6	643

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Prepay Penalty in Years	Loans	Balance	Balance	%	%	FICO
0.00	247	49,041,092	21.8	8.22	78.1	647
0.50	1	219,793	0.1	9.74	89.8	607
1.00	25	6,540,566	2.9	8.10	79.3	644
2.00	652	133,631,451	59.3	7.83	77.4	641
3.00	166	35,830,529	15.9	7.79	77.1	645
Total:	1,091	225,263,431	100.0	7.92	77.6	643

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Documentation Type	Loans	Balance	Balance	%	%	FICO
Stated Income / Stated Assets	1,091	225,263,431	100.0	7.92	77.6	643
Total:	1,091	225,263,431	100.0	7.92	77.6	643

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Occupancy Status	Loans	Balance	Balance	%	%	FICO
Primary	1,055	216,101,074	95.9	7.90	77.7	643
Second Home	9	2,378,242	1.1	8.57	76.9	664
Investor	27	6,784,115	3.0	8.32	75.2	633
Total:	1,091	225,263,431	100.0	7.92	77.6	643

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
State	Loans	Balance	Balance	%	%	FICO
California	242	74,684,788	33.2	7.66	76.2	645
Florida	160	29,047,600	12.9	8.11	77.3	642
Illinois	51	11,231,934	5.0	8.05	78.4	645
Arizona	60	10,602,770	4.7	8.04	75.3	632
Washington	37	8,795,240	3.9	7.78	78.7	647
New Jersey	28	7,490,445	3.3	7.92	73.3	646
Maryland	25	7,217,461	3.2	8.13	79.0	628
Nevada	29	6,900,203	3.1	7.96	79.1	652
Texas	56	6,321,229	2.8	8.23	80.8	658
Virginia	23	5,467,776	2.4	8.17	78.1	626
Michigan	35	5,127,932	2.3	8.41	80.0	630
Oregon	24	5,041,155	2.2	7.45	80.3	658
Pennsylvania	33	4,417,606	2.0	8.34	76.8	623
New York	16	4,412,508	2.0	7.75	74.8	643
Georgia	30	3,246,244	1.4	7.96	79.9	657
Other	242	35,258,539	15.7	8.09	80.0	644
Total:	1,091	225,263,431	100.0	7.92	77.6	643

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Purpose	Loans	Balance	Balance	%	%	FICO
Purchase	443	76,833,442	34.1	7.78	80.1	677
Refinance - Rate Term	48	9,773,975	4.3	7.67	79.9	654
Refinance - Cashout	600	138,656,014	61.6	8.01	76.0	623
Total:	1,091	225,263,431	100.0	7.92	77.6	643

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Product	Loans	Balance	Balance	%	%	FICO
Arm 1Y	2	449,952	0.2	8.10	82.5	629
Arm 2/28	710	146,564,743	65.1	7.90	78.0	645
Arm 2/28 - Balloon 40/30	105	23,804,470	10.6	7.82	77.5	642
Arm 2/28 - Dual 40/30	105	27,120,175	12.0	7.88	74.5	626
Arm 3/27	50	9,794,350	4.3	7.73	79.6	665
Arm 3/27 - Balloon 40/30	1	387,770	0.2	7.90	80.0	665
Arm 5/25	5	1,170,845	0.5	8.11	78.0	603
Arm 5/25 - Balloon 40/30	1	439,324	0.2	7.00	60.7	666
Arm 6 Month	1	373,771	0.2	8.44	85.0	647
Fixed Balloon 30/15	11	867,945	0.4	9.29	86.5	656
Fixed Balloon 40/30	4	1,184,263	0.5	8.06	77.9	648
Fixed Rate	96	13,105,824	5.8	8.40	77.1	639
Total:	1,091	225,263,431	100.0	7.92	77.6	643

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Property Type	Loans	Balance	Balance	%	%	FICO
Single Family Residence	930	186,602,240	82.8	7.91	77.5	643
PUD	55	14,592,614	6.5	8.08	80.1	652
2 Family	46	12,201,132	5.4	7.89	74.7	631
Condo	53	9,702,631	4.3	7.97	78.7	649
3-4 Family	7	2,164,814	1.0	7.92	76.7	660
Total:	1,091	225,263,431	100.0	7.92	77.6	643

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Margin (%)	Loans	Balance	Balance	%	%	FICO
3.92 - 4.00	2	517,229	0.2	6.37	51.2	675
4.51 - 5.00	2	495,000	0.2	5.88	74.0	698
5.01 - 5.50	106	26,877,228	12.8	7.59	76.8	650
5.51 - 6.00	208	49,306,469	23.5	7.57	77.4	648
6.01 - 6.50	180	38,099,841	18.1	7.47	77.2	665
6.51 - 7.00	234	48,889,372	23.3	7.96	78.5	641
7.01 - 7.50	120	24,051,583	11.4	8.38	78.6	637
7.51 - 8.00	77	13,288,807	6.3	8.80	79.9	613
8.01 - 8.50	41	7,006,156	3.3	9.38	73.0	574
8.51 - 9.00	9	1,476,395	0.7	9.70	75.1	555
9.01 - 10.10	1	97,317	0.0	10.85	75.0	511
Total:	980	210,105,399	100.0	7.88	77.6	643

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Months to Rate Reset	Loans	Balance	Balance	%	%	FICO
1 - 3	1	114,967	0.1	11.45	80.0	587
4 - 6	2	604,178	0.3	8.38	86.9	629
7 - 9	1	219,545	0.1	7.90	74.6	659
13 - 15	1	148,205	0.1	6.45	80.0	656
16 - 18	11	3,049,942	1.5	7.09	78.5	634
19 - 21	491	99,395,972	47.3	7.70	77.7	642
22 - 24	416	94,780,301	45.1	8.11	77.3	643
28 - 30	1	127,613	0.1	6.75	80.0	625
31 - 33	26	5,334,482	2.5	7.55	78.9	652
34 - 36	24	4,720,025	2.2	7.98	80.4	681
37 >=	6	1,610,168	0.8	7.81	73.3	620
Total:	980	210,105,399	100.0	7.88	77.6	643

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Maximum Rate (%)	Loans	Balance	Balance	%	%	FICO
10.50 - 11.50	1	185,500	0.1	5.50	64.0	679
11.51 - 12.00	9	2,779,807	1.3	6.93	73.2	664
12.01 - 12.50	32	8,492,962	4.0	6.78	74.9	662
12.51 - 13.00	114	26,324,238	12.5	7.17	77.3	665
13.01 - 13.50	162	37,550,254	17.9	7.46	77.9	662
13.51 - 14.00	191	36,898,329	17.6	7.78	79.7	656
14.01 - 14.50	131	31,290,954	14.9	7.99	78.9	646
14.51 - 15.00	156	31,172,886	14.8	8.20	75.1	622
15.01 - 15.50	91	17,999,140	8.6	8.68	76.5	610
15.51 - 16.00	58	11,131,574	5.3	9.07	78.4	607
16.01 - 16.50	21	3,645,127	1.7	9.26	77.2	580
16.51 - 17.00	10	2,136,543	1.0	9.82	80.7	578
17.01 - 17.50	2	203,255	0.1	10.26	62.7	600
17.51 - 18.00	1	179,863	0.1	10.73	65.5	500
18.01 - 18.45	1	114,967	0.1	11.45	80.0	587
Total:	980	210,105,399	100.0	7.88	77.6	643

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Minimum Rate (%)	Loans	Balance	Balance	%	%	FICO
5.45 - 5.50	2	333,705	0.2	5.92	71.1	669
5.51 - 6.00	16	3,542,074	1.7	7.80	76.9	659
6.01 - 6.50	24	6,346,858	3.0	6.73	74.4	671
6.51 - 7.00	109	25,027,262	11.9	6.90	78.1	672
7.01 - 7.50	181	42,024,026	20.0	7.30	77.7	662
7.51 - 8.00	272	56,758,295	27.0	7.82	77.7	647
8.01 - 8.50	164	37,713,064	17.9	8.27	78.5	638
8.51 - 9.00	117	20,591,399	9.8	8.76	76.6	611
9.01 - 9.50	59	11,019,560	5.2	9.29	75.8	583
9.51 - 10.00	29	5,910,896	2.8	9.68	79.3	579
10.01 - 10.50	3	411,025	0.2	10.39	82.1	569
10.51 - 11.00	2	262,298	0.1	10.94	53.8	541
11.01 - 11.50	1	114,967	0.1	11.45	80.0	587
11.51 - 11.55	1	49,968	0.0	11.55	64.1	508
Total:	980	210,105,399	100.0	7.88	77.6	643

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Initial Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.50	22	5,763,821	2.7	7.56	72.8	620
2.00	88	21,531,352	10.2	7.97	74.4	627
3.00	867	181,868,174	86.6	7.88	78.2	646
5.00	3	942,051	0.4	7.78	69.0	625
Total:	980	210,105,399	100.0	7.88	77.6	643

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Subsequent Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	738	157,072,389	74.8	7.84	77.8	647
1.50	113	20,961,212	10.0	8.03	76.0	640
2.00	129	32,071,798	15.3	8.02	77.3	625
Total:	980	210,105,399	100.0	7.88	77.6	643

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Interest Only Period (Months)	Loans	Balance	Balance	%	%	FICO
0	927	177,122,723	78.6	8.00	77.2	633
24	2	878,400	0.4	7.24	63.6	657
60	158	46,104,858	20.5	7.63	79.4	681
120	4	1,157,450	0.5	7.45	82.2	656
Total:	1,091	225,263,431	100.0	7.92	77.6	643

*

Note, for second liens, CLTV is employed in this calculation.